SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 1)

Filed by the Registrant  [x]
Filed by a party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement            |_|  Confidential, For Use of the
|X| Definitive Proxy Statement                  Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                        CROSS MEDIA MARKETING CORPORATION
                (Name of Registrant as Specified in Its Charter)

                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

          |X|  No fee required.

          |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

               (1) Title of each class of securities to which transaction applies:

               (2)  Aggregate number of securities to which transaction applies:

               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               (4)  Proposed maximum aggregate value of transaction:

               (5)  Total fee paid:

          |_|  Fee paid previously with preliminary materials.

          |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

               (1)  Amount Previously Paid:

               (2)  Form, Schedule or Registration Statement no.:

               (3)  Filing Party:

               (4)  Date Filed:

                        CROSS MEDIA MARKETING CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 6, 2001



TO OUR SHAREHOLDERS:

        Notice is hereby given that the 2001 Annual Meeting (the "Annual Meeting") of Shareholders of Cross Media Marketing Corporation ("Cross Media Marketing" or the "Company") will be held at the American Stock Exchange, 86 Trinity Place, 14th Floor, New York, New York 10006, at 10:00 a.m. (Eastern Daylight Savings Time) on June 6, 2001. The Annual Meeting is being held for the following purposes:

     1. To elect a Board of five Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected. The persons nominated by the Board of Directors of the Company (Messrs. Altbach, Kaufman, Cohen, Dorskind and Lambert) are described in the accompanying Proxy Statement;

     2. To approve an amendment to the 1998 Stock Option Plan to increase the maximum number of shares of Common Stock that may be issued under the Plan from 6,500,000 shares to 8,000,000 shares; and

     3. To transact such other business as may properly come before the Annual Meeting or any of its adjournments or postponements.

        Only shareholders of record of Common Stock at the close of business on May 1, 2001 are entitled to notice of, and to vote at, the Annual Meeting and any of its adjournments or postponements.

        All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose.

May 14, 2001

                                            By Order of the Board of Directors




                                            Ronald Altbach
                                            Chief Executive Officer and Chairman
                                            of the Board of Directors




--------------------------------------------------------------------------------
IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.
--------------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                        CROSS MEDIA MARKETING CORPORATION
                             to be held JUNE 6, 2001

                             ----------------------

                                 PROXY STATEMENT
                             ----------------------

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cross Media Marketing Corporation, a Delaware corporation ("Cross Media Marketing" or the "Company"), for use at the 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the American Stock Exchange, 86 Trinity Place, 14th Floor, New York, New York 10006, at 10:00 a.m. (Eastern Daylight Savings Time) on June 6, 2001, and at any of its adjournments or postponements, for the purposes set forth herein and in the attached Notice of Annual Meeting of Shareholders. Accompanying this Proxy Statement is the Board of Directors' Proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement.

        All Proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will, unless otherwise directed by the shareholder, be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. A shareholder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

        The close of business on May 1, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. The holders of 34,761,955 shares of Common Stock, par value $0.001 per share (the "Common Stock"), were entitled to notice of, and to vote at, the Annual Meeting as of the record date. The Common Stock is the only outstanding class of capital stock of the Company with voting rights. The principal executive offices of the Company are located at 461 Fifth Avenue, 19th Floor, New York, New York 10019, and the telephone number of the Company is (212) 457-1200.

        This Proxy Statement and the accompanying Proxy are being mailed to shareholders on or about May 15, 2001.

                                VOTING PROCEDURES

        A shareholder is entitled to cast one vote for each share held of record on the record date on all matters to be considered at the Annual Meeting. A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes held by persons present at the Meeting in person or represented by Proxy will be elected. Approval of the amendment to the Company's 1998 Stock Option Plan will require the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting or represented by proxy and entitled to vote thereon. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to shareholders and will have the same effect as negative votes, while broker non-votes will not be counted either as votes cast for or against such matters.

        On May 9, 2001, the closing sales price of the Common Stock as reported on the American Stock Exchange ("AMEX") was $1.50 per share.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

        In accordance with the By-laws of the Company, the Company's directors are elected at each Annual Meeting of Shareholders and hold office until the next election of directors and until their successors are duly elected and qualified. The By-laws provide that the Board of Directors shall consist of one or more directors as fixed from time to time by a vote of a majority of the entire Board of Directors. The Board of Directors currently has fixed the number of directors at five.

        Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. The Board of Directors proposes the election of the following nominees as directors:

                      Ronald Altbach
                      Richard Kaufman
                      Richard Cohen
                      Bruce Dorskind
                      Ken Lambert

        If elected, each nominee is expected to serve until the 2002 Annual Meeting of Shareholders or his successor is duly elected and qualified. The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Each nominee is presently a director of the Company. The Board recommends that the shareholders elect the nominees named above as directors of the Company for the ensuing year, and the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named above unless otherwise indicated on those proxies. Cumulative voting is not permitted. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the Annual Meeting for reasons not now known to the Company, the proxies named in the enclosed proxy may vote for a substitute nominee at their discretion. Certain information regarding the five nominees is set forth below.

Information With Respect to Nominees and Executive Officers

        The following table sets forth certain information with respect to the nominees for director, executive officers and key employees. There are no family relationships among the directors or executive officers of Cross Media Marketing.

Name                       Age     Position
-----------------------    ----    --------------------------------------------

Ronald Altbach             54      Chairman of the Board, Chief Executive
                                   Officer, Secretary and Director; Chairman of the Board, Chief Executive Officer and
                                   Director of the Company's wholly-owned
                                   subsidiary, Media Outsourcing, Inc. ("MOS")

Richard Kaufman            57      Director, President and Chief Operating
                                    Officer; President and Director of MOS

Andrew Nelson              31      Senior Vice President - Sales and Marketing

Christopher Thompson       25      Chief Technology Officer

Dennis Gougion             58      Executive Vice President of MOS and Chief
                                   Operating Officer of MOS

Richard Cohen              50      Director

Bruce Dorskind             49      Director

Ken Lambert                49      Director

        The following is a brief summary of the background of each nominee for director and executive officer of the Company:

        Mr. Altbach has served as a director of the Company since October 1998, and has served as Chief Executive Officer and Chairman of the Board since January 2000. Prior thereto, he served as Co-Chairman, Chief Operating Officer and Secretary of the Company since December 1998. From 1996 through June 1998, he served as Vice Chairman of Rosecliff, Inc., a New York based merchant banking operation. From 1995 through 1997, Mr. Altbach served as Chairman of Paul Sebastian, Inc., one of Rosecliff's portfolio companies. Mr. Altbach has served as Chairman of the Board and Director of MOS since April 2001 and as Chief Executive Officer of MOS since January 2000.

        Mr. Kaufman has served as a director of Cross Media Marketing since July 1999 and has been the Company's President and Chief Operating Officer since May 2000. Prior thereto, he served as President and owner of 21st Funding Corporation, a company that arranges debt financing for middle market businesses. In 1968, Mr. Kaufman founded a computer company, Applied Digital Data Systems, Inc., which was listed on the New York Stock Exchange in 1978 and was sold to National Cash Register (NCR) in 1981. Mr. Kaufman has served as President and Director of MOS since April 2001.

        Mr. Nelson has served as Vice President - Marketing since October 2000 and as Senior Vice President -Sales and Marketing since January 2001. From April through September 2000, Mr. Nelson served as Chief Marketing Officer of Triad Marketing Group, a discount buying club and membership company. From March 1997 through March 2000, Mr. Nelson served as President of Real Marketing Services, a telemarketing service bureau specializing in Business-to-Consumer, Inbound and Outbound teleservices. Prior thereto, Mr. Nelson was Senior Vice President of First Class Marketing, a direct marketing and teleservices operation.

        Mr. Thompson has served as Chief Technology Officer of the Company since November 30, 2000, the date the Company acquired WeFusion.com, Inc. Prior thereto, Mr. Thompson was the Chief Technology Officer of WeFusion from August 1999 through November 2000 and the Chief Web Architect of WeFusion from September 1998 through August 1999. From January 1997 through September 1998, he was the Network Engineer of The George Washington University's Oracle Financials Project.

        Mr. Gougion has served as Executive Vice President and Chief Operating Officer of MOS since November 2000. Prior thereto, he was Senior Vice President of MOS from January 28 through October 2000. Mr. Gougion was Senior Vice President of Direct Sales International, L.P. from July 1997 until the acquisition of DSI's business by MOS on January 28, 2000. He served in various executive capacities at Budget Marketing, Inc., a magazine subscription company, from 1982 through July 1997.

        Mr. Cohen has served as a director of Cross Media Marketing since October 1998. He has been president of Richard M. Cohen Consultants, which provides financial consulting services primarily in the multimedia industry, since 1996. From 1993 to 1995 he was president of General Media, Inc., a publishing company with an international market presence. Mr. Cohen serves on the Boards of Directors of Greg Manning Auctions, Inc., Directrix, Inc. and Interlink Inc.

        Mr. Dorskind has served as a director of Cross Media Marketing since March 2000. He has been the owner and managing director of The Dorskind Group since 1993. The Dorskind Group is a strategic consulting firm specializing in recruitment communications, international recruitment, and business development for the financial services, marketing communications and publishing industries.

        Mr. Lambert has served as a director of Cross Media Marketing since March 2000. He has been the managing partner and Chief Executive Officer of The Lambert Consulting Group LLC, a firm that provides strategic marketing and consulting to Internet companies, since 1998. From 1993 to 1998 he served in various executive and Board level positions with D'Arcy Macius Benton & Bowles, Inc., an international marketing communications organization.

        Tim S. Ledwick was the Chief Financial Officer of Cross Media Marketing and of MOS as of December 31, 2000, but resigned effective as of April 27, 2001. Polly Bauer resigned as the Executive Vice President of Cross Media Marketing's credit division, effective as of December 31, 2000.

Board Meetings and Board Committees

        The Board of Directors held nine meetings during 2000. None of the directors attended less than 75% of all of the meetings of the Board of Directors (held during the period for which he was a director) and the meetings of all committees of the Board on which such director served.

        The Board of Directors has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. The Audit Committee, which is currently composed of Messrs. Cohen, Dorskind and Lambert, reviews the professional services provided by the Company's independent auditors and monitors the scope and results of the annual audit; reviews proposed changes in the Company's financial and accounting standards and principles; reviews the Company's policies and procedures with respect to its internal accounting, auditing and financial controls; makes recommendations to the Board on the engagement of the independent auditors and addresses other matters that may come before it or as directed by the Board of Directors. None of Messrs. Cohen, Dorskind or Lambert is currently an officer of the Company or of any of its subsidiaries, and all are "independent" under the AMEX listing requirements as currently in effect. The Audit Committee held two meetings during the 2000 fiscal year.

        The Compensation Committee currently consists of Messrs. Lambert and Dorskind. The purpose of the Compensation Committee is to review, on an annual basis or more frequently as it deems appropriate, the performance of the executive officers of the Company, review the amount and form of compensation payable to the executive officers of the Company and report to the Board on an annual basis, making recommendations regarding compensation of the executive officers. In addition, the Compensation Committee administers the 1998 Stock Option Plan. The Compensation Committee held five meetings during 2000.

        The Board of Directors also has an Executive Committee, which currently consists of Messrs. Altbach, Kaufman and Cohen. The Executive Committee has been empowered to exercise all of the powers and authorities of the Board of Directors in the management of the business and affairs of the Corporation, except that the Executive Committee does not have power and authority with respect to the following matters: (i) approving or adopting, or recommending to the shareholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the shareholders for approval, or
(ii) adopting, amending or repealing any By-law of the Corporation.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

        Prior to August 23, 2000, directors did not receive cash compensation for services rendered as directors. On August 23, 2000, the Board adopted a resolution setting director compensation at $2,500 for each meeting attended in person. During 2000, Richard Cohen; Bruce Dorskind and Ken Lambert each received $5,000 for attending meetings of the Board. During 2000, the Board granted each director options to purchase 150,000 shares of Common Stock as compensation for services provided as a director. Any additional option grants will be in the discretion of the Compensation Committee.

        Board members are reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and of committees of the Board.

Compensation of Executive Officers

        The following table sets forth, for the fiscal year ended December 31, 2000, the compensation earned for services rendered in all capacities by Cross Media Marketing's chief executive officer and the four other highest-paid executive officers serving as such at the end of 2000 whose actual or annualized compensation for that fiscal year was in excess of $100,000. The individuals named in the table will be hereinafter referred to as the "Named Officers." Other than as set forth below, no executive officer of Cross Media Marketing received compensation in excess of $100,000 during fiscal year 2000. Other than as set forth below, no executive officer who would otherwise have been included in this table on the basis of 2000 salary and bonus resigned or terminated employment during the year. No executive officer of the Company received any cash compensation for any fiscal year prior to 1999.

                           SUMMARY COMPENSATION TABLE

------------------------------- --------- --------------------------------------- ----------------
                                                                                  Long-Term
                                                   Annual Compensation            Compensation
                                                                                  Awards
------------------------------- --------- ---------- ----------- ---------------- ----------------
Name and Principal Position     Fiscal    Salary      Bonus      Other Annual     Securities
                                Year                             Compensation     Underlying
                                Ended                                             Options (#)
------------------------------- --------- ---------- ----------- ---------------- ----------------
Ronald Altbach                    2000    $350,000    $125,000          -            1,250,000(3)
   Chairman of the Board of       1999    $313,670       -              -              150,000
   Directors and Chief
   Executive Officer (1) (2)
------------------------------- --------- ---------- ----------- ---------------- ----------------
Richard Kaufman                   2000    $222,000    $135,164    $192,098 (5)          750,000(6)
   President, Chief Operating
   Officer and Director (4)
------------------------------- --------- ---------- ----------- ---------------- ----------------
Polly Bauer (7)                   2000    $202,500       -              -                  -
   Executive Vice President -     1999    $ 58,333    $ 38,000      $10,000 (8)         100,000(9)
   Credit
------------------------------- --------- ---------- ----------- ---------------- ----------------
Tim Ledwick (10)                  2000    $210,000    $ 20,000          -               225,000(11)
   Chief Financial Officer        1999    $ 59,036                                       75,000
------------------------------- --------- ---------- ----------- ---------------- ----------------
Dennis Gougion (12)               2000    $276,924    $355,323          -               150,000
   Executive Vice President of
   MOS and Chief Operating
   Officer of MOS
--------------------------------------------------------------------------------------------------

(1) On January 28, 2000, Mr. Altbach was named Chairman of the Board of Directors and Chief Executive Officer.

(2) By letter dated November 1, 1999, Rupert Galliers-Pratt resigned as Chief Executive Officer and Co-Chairman of the Board of Directors effective January 28, 2000. Compensation for Mr. Galliers-Pratt's services as Chief Executive Officer was paid to Executive Management Services ("EMS"), a company wholly owned by Mr. Galliers-Pratt, pursuant to a consulting agreement among EMS, Mr. Galliers-Pratt and the Company. Mr. Galliers-Pratt received salary payments of $287,500 in 1999 and $29,167 in 2000, the latter of which represents payments made through January 28, 2000. Mr. Galliers-Pratt also received $209,166 in 2000 pursuant to a settlement agreement among the Company, EMS and Mr. Galliers-Pratt. Under this agreement, Mr. Galliers-Pratt will receive an additional $70,000 in 2001. Mr. Galliers-Pratt also received options to purchase 200,000 shares of Common Stock in 1999 and options to purchase 125,000 shares of Common Stock in 2000.

(3) Includes 1,041,667 options to purchase Common Stock that were not vested as of December 31, 2000.

(4) Pursuant to an employment agreement between Mr. Kaufman and the Company, dated May 1, 2000, as amended, Mr. Kaufman was entitled to base annual compensation at a rate of $300,000 for 2000, plus non-discretionary bonus payments totaling $50,000. The amounts shown for Mr. Kaufman in this "Summary Compensation Table" represent salary and bonus payments made to Mr. Kaufman for services rendered from May 1, 2000, the date on which Mr. Kaufman commenced employment as President and Chief Operating Officer of the Company, through December 31, 2000. Mr. Kaufman also received a non-discretionary bonus of $50,000 on August 15, 2000.

(5) Prior to entering into full time employment with the Company, Mr. Kaufman owned a consulting firm which received payments of $181,000 from the Company in 2000.

(6) Includes 630,000 options to purchase Common Stock that were not vested as of December 31, 2000.

(7) Pursuant to an employment agreement between Ms. Bauer and the Company, dated as of August 20, 1999, Ms. Bauer was entitled to a base annual compensation at a rate of $200,000 per annum for the period from January 1, 2000 to September 30, 2000 and a base annual compensation rate of $210,000 per annum from October 1, 2000 through December 31, 2000. The amounts shown for Ms. Bauer for 1999 in this "Summary Compensation Table" represent salary and bonus payments made to Ms. Bauer for services rendered under the agreement from August 20, 1999 (the effective date of the agreement) through December 31, 1999. Ms. Bauer also received a non-discretionary bonus of $38,000 on December 31, 1999. Ms. Bauer resigned from the Company, effective December 31, 2000.

(8) Prior to entering into full time employment with the Company, Ms. Bauer served as a Company consultant during the 1999 fiscal year and was paid $10,000 in consideration of those services.

(9) Includes 50,000 options to purchase Common Stock that were not vested as of December 31, 2000.

(10) The amounts shown for Mr. Ledwick in this "Summary Compensation Table" for 1999 represent salary and bonus payments made to Mr. Ledwick for services rendered from September 21, 1999 (the date Mr. Ledwick commenced his employment with the Company) through December 31, 1999. Mr. Ledwick resigned from the Company, effective April 27, 2001.

(11) Includes 181,250 options to purchase Common Stock that were not vested as of December 31, 2000.

(12) Pursuant to an employment agreement between Mr. Gougion and MOS, dated January 28, 2000, Mr. Gougion was entitled to a base annual compensation at a rate of $300,000 per annum for 2000, plus an annual non-discretionary bonus, based on MOS's EBIDTA, of up to $200,000. The agreement also provides for non-discretionary monthly bonuses based upon actual magazine bonus dollars received by MOS from publishers each month, less associated costs. The amounts shown for Mr. Gougion in this "Summary Compensation Table" represent salary and bonus payments made to Mr. Gougion for services rendered under the agreement from January 28, 2000 (the effective date of the agreement) through December 31, 2000.


Options and Stock Appreciation Rights

        The following table contains information concerning the grant of stock options under the Company's 1998 Stock Option Plan to the Named Officers during the 2000 fiscal year.


                        OPTION GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------
Individual Grants
----------------------------- ------------------ -------------------- ------------- -------------
Name(1)                       Number of          % of Underlying      Exercise      Expiration
                              Securities         Options Granted to   Price         Date
                              Underlying         Employees in         ($/Share)(3)
                              Options            Fiscal Year
                              Granted(#)(2)
----------------------------- ------------------ -------------------- ------------- -------------
Ronald Altbach                       250,000              6.5%          $2.00        3/23/05
----------------------------- ------------------ ----------------- ------------- -------------
Ronald Altbach                     1,000,000             25.8%          $2.00        9/15/05
----------------------------- ------------------ ----------------- ------------- -------------
Richard Kaufman                      150,000              3.9%          $2.00        3/23/05
----------------------------- ------------------ ----------------- ------------- -------------
Richard Kaufman                      600,000             15.5%          $2.00        9/15/05
----------------------------- ------------------ ----------------- ------------- -------------
Tim Ledwick                          225,000              5.8%          $2.00        9/15/05
----------------------------- ------------------ ----------------- ------------- -------------
Dennis Gougion                       150,000              3.9%          $2.00        9/15/05
----------------------------- ------------------ ----------------- ------------- -------------

------------------------

(1) In connection with the termination, effective as of January 28, 2000, of the consulting agreement among the Company, EMS and Rupert Galliers-Pratt, the Company granted EMS options to purchase 125,000 shares of Common Stock at an exercise price of $2.50 per share, with an expiration date of August 3, 2005. By letter dated November 1, 1999, Mr. Galliers-Pratt resigned as Chief Executive Officer and Co-Chairman of the Board of Directors, effective January 28, 2000.

(2) Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with Cross Media Marketing. Each option provides for adjustments to the exercise price and corresponding proportional adjustments in the number of shares purchasable upon exercise in the event of any stock splits, reverse stock splits and the payment of dividends on the Common Stock. In the event of any capital reorganization, any reclassification of the Common Stock, or the consolidation or merger of the Company (each, a "Reorganization"), in which the Company is the continuing corporation, such option holder is entitled, upon exercise of such options, to purchase such number and kind of shares, interests or other property that such option holder would have been entitled to receive had such option holder exercised such options immediately prior to any Reorganization. In the event of a dissolution or liquidation of the Company, or any Reorganization in which the Company is not the continuing corporation, each option terminates; provided, however, that in the event of a Reorganization in which the Company is not the continuing corporation, (i) the continuing corporation may, but is not obligated to, tender to any optionee options to purchase shares of the continuing corporation and (ii) if the continuing corporation does not so tender options to purchase shares of the continuing corporation, all options granted become immediately exercisable notwithstanding any installment provision provided for under any option grant.

(3) The exercise price may be paid in cash or, in the sole discretion of the
    Board: (i) by delivery of other shares of Common Stock (valued at fair market value on the exercise date); (ii) through cashless exercise (by reducing the number of shares otherwise purchasable upon exercise); (iii) through use of a note payable to the order of the Company in the amount of the purchase price due upon exercise, or through any other deferred payment arrangement approval by the Board; or (iv) by use of any other legal consideration.

Option Exercise and Holdings

        The following table provides information with respect to the Named Officers concerning the exercisability of options during fiscal year 2000 and unexercisable options held as of the end of fiscal year 2000.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR ("FY")
                            AND FY-END OPTION VALUES

------------------------- ----------- ------------- ---------------------------- ----------------------------
Name (1)                    Shares       Value      No. of Securities            Value of Unexercised
                           Acquired   Realized (2)  Underlying Unexercised       In-the-Money Options at
                          on                        Options at FY-End (#)        FY-End (Market price of
                           Exercise                                              shares at FY-End less
                                                                                 exercise price) ($)(1)
                                                    ------------ --------------- ------------ ---------------
                                                    Exercisable  Unexercisable   Exercisable  Unexercisable
------------------------- ----------- ------------- ------------ --------------- ------------ ---------------
Ronald Altbach                -            -            508,333      1,041,667   $   617,708  $   651,042
------------------------- ----------- ------------- ------------ --------------- ------------ ---------------
Richard Kaufman               -            -            220,000         630,000  $   177,500  $   403,750
------------------------- ----------- ------------- ------------ --------------- ------------ ---------------
Polly Bauer                   -            -            50,000             -            -            -
------------------------- ----------- ------------- ------------ --------------- ------------ ---------------
Tim Ledwick                   -            -            43,750          256,250  $    11,719  $   128,906
------------------------- ----------- ------------- ------------ --------------- ------------ ---------------
Dennis Gougion                                          150,000            -     $    93,750         -
------------------------- ----------- ------------- ------------ --------------- ------------ ---------------

  (1) In connection with the termination, effective as of January 28, 2000, of the consulting agreement among the Company, EMS and Rupert Galliers-Pratt, the Company granted EMS options to purchase 125,000 shares of Common Stock at an exercise price of $2.50 per share, with an expiration date of August 3, 2005. As of December 31, 2000, EMS held options to purchase an aggregate of 325,000 shares of Cross Media Marketing's Common Stock, all of which were exercisable as of such date. The value of such unexercised options, as of December 31, 2000, was $340,625. By letter dated November 1, 1999 Mr. Galliers-Pratt resigned as Chief Executive Officer and Co-Chairman of the Board of Directors, effective January 28, 2000.

  (2) Based on the fair market value of Cross Media Marketing's Common Stock on December 31, 2000 of $2.625 per share, the closing sales price per share on that date on the American Stock Exchange.

  Employment and Consulting Contracts

        In January 1999, the Company entered into an employment agreement with Ronald Altbach (the "Old Altbach Employment Agreement"). Under the Old Altbach Employment Agreement, the Company paid Mr. Altbach $112,500, in consideration of services rendered as Chief Operating Officer through June 30, 1999, and $175,000 in consideration of services rendered as Chief Operating Officer from July 1 through December 31, 1999. During each of the fiscal years ended December 31, 1999 and December 31, 2000, the Company also paid Mr. Altbach a $2,000 monthly car allowance. In April 2001, the Company entered into a new employment agreement with Mr. Altbach, effective May 1, 2001 (the "New Altbach Employment Agreement"). Under the New Altbach Employment Agreement, Mr. Altbach will be entitled to a minimum annual base salary of $425,000 plus non-discretionary quarterly bonuses, ranging from a minimum of $25,000 to a maximum of $75,000, based, for fiscal year 2001, upon the Company's EBITDA results for the last three fiscal quarters of the fiscal year and, for subsequent fiscal years, upon the Company achieving quarterly performance goals set by the Board of Directors. Mr. Altbach will also be entitled to an annual bonus of $50,000 for 2001 if the Company's consolidated revenues are at least $100 million and an annual bonus for 2002 and 2003, in amounts determined by the Board of Directors based upon performance goals established by the Board of Directors. Mr. Altbach receives a maximum monthly car allowance of $2,000, which amount will increase by five percent on each May 1 subsequent to the effective date of the New Altbach Employment Agreement. The term of the New Altbach Employment Agreement continues through December 31, 2003. However, the Company may terminate Mr. Altbach's employment at any time, with or without cause, provided that any termination without cause requires the Company to continue to pay Mr. Altbach his base salary, benefits and guaranteed bonuses through the end of the term and results in acceleration of vesting of all unvested options granted to him. If Mr. Altbach's employment is terminated by the Company following a change in control of the Company, he is entitled to his base salary and bonus pro-rated through the date of termination, a $200,000 severance payment and acceleration of vesting of all unvested options.

        In May 2000, the Company entered into an employment agreement with Richard Kaufman, which agreement was amended, effective May 1, 2001 (as so amended, the "Kaufman Employment Agreement"). Under the Kaufman Employment Agreement, Mr. Kaufman is entitled to a minimum annual base salary of $330,000 plus non-discretionary quarterly bonuses, ranging from a minimum of $25,000 to a maximum of $75,000, based, for fiscal year 2001, upon the Company's EBITDA results for the last three fiscal quarters of the fiscal year and, for subsequent fiscal years, upon the Company achieving quarterly performance goals set by the Board of Directors. Mr. Kaufman will also be entitled to an annual bonus of $50,000 for 2001 if the Company's consolidated revenues are at least $100 million and an annual bonus for 2002 and 2003, in amounts determined by the Board of Directors based upon performance goals established by the Board of Directors. Mr. Kaufman receives a maximum monthly car allowance of $1,500, which amount will increase by five percent on each May 1 subsequent to the effective date of the Employment Agreement. The term of Kaufman Employment Agreement continues through December 31, 2003. However, the Company may terminate Mr. Kaufman's employment at any time, with or without cause, provided that any termination without cause requires the Company to continue to pay Mr. Kaufman his base salary, benefits and guaranteed bonuses through the end of the term and results in acceleration of vesting of all unvested options granted to him. If Mr. Kaufman's employment is terminated by the Company following a change in control of the Company, he is entitled to his base salary and bonus pro-rated through the date of termination , a $200,000 severance payment and acceleration of vesting of all unvested options. Mr. Kaufman is also entitled to a $330,000 severance payment if the Company fails to extend the term of Mr. Kaufman's employment beyond December 31, 2003.

        In August 1999, the Company entered into an employment agreement with Polly Bauer (the "Bauer Employment Agreement"). Pursuant to the Bauer Employment Agreement, Ms. Bauer was entitled to base annual compensation at a rate of $200,000 for the period ended September 30, 2000, with annual increases of 5% effective as of September 30, 2000 and each succeeding September 30. Ms. Bauer was also entitled to a non-discretionary bonus of $38,000 payable on December 1, 1999. Ms. Bauer resigned from the Company, effective December 31, 2000.

        In September 1999, the Company entered into an employment agreement with Tim S. Ledwick (the "Ledwick Employment Agreement"). Pursuant to the Ledwick Employment Agreement, Mr. Ledwick was entitled to base annual compensation at a rate of $210,000. In addition, on or before January 31 of each year, commencing with the year 2000, the Board of Directors or the Chief Executive Officer of the Company, following consultation with Mr. Ledwick, was required to establish a bonus plan for such year which will permit Mr. Ledwick to earn a bonus for the year in an amount ranging from $20,000 to $40,000. The terms and conditions of the bonus plan were within the sole discretion of the Board and/or the Chief Executive Officer, either of which could provide objective and/or subjective criteria for earning a bonus. Mr. Ledwick resigned from the Company, effective April 27, 2001.

        In January 2000, MOS entered into an employment agreement with Dennis Gougion (the "Gougion Employment Agreement"). Pursuant to the Gougion Employment Agreement, Mr. Gougion is entitled to base annual compensation at a rate of $300,000. The Gougion Employment Agreement also provides for an annual non-discretionary bonus, based on MOS's EBITDA for each year, of up to $200,000. The Gougion Employment Agreement also provides for non-discretionary monthly bonuses based upon actual magazine bonus dollars received by MOS from publishers each month, less associated costs. Mr. Gougion is entitled to a one-time bonus of $25,000 payable within 90 days following the first calendar year in which the actual magazine bonus dollars received by MOS from publishers under a particular bonus program exceed $500,000. MOS provides Mr. Gougion with the use of a luxury automobile. The term of the Gougion Employment Agreement continues through December 31, 2002. However, MOS may terminate Mr. Gougion's employment at any time, with or without cause, provided that any termination without cause requires MOS to continue to pay Mr. Gougion his then effective base salary and other benefits until the earlier of (a) one year from the date of termination and (b) December 31, 2002, and the Company is required to transfer title to Mr. Gougion to the automobile then provided for him and to pay him an amount equal to 40% of the then fair market value of such automobile, as a termination bonus. If MOS terminates Mr. Gougion's employment with or without cause, Mr. Gougion would also be entitled to receive a pro rata portion of his annual bonus based on MOS's EBITDA for the year in which such termination occurs.

Certain Transactions with Directors, Executive Officers and Certain Beneficial Holders

        During 2000, the Company paid Capital Research Ltd., a beneficial owner of more than 5% of the Company's Common Stock, approximately $128,000 in cash and issued warrants to purchase 150,000 shares of Common Stock with a fair value of approximately $116,000 for consulting services. The Company also paid Capital Research approximately $44,000 in cash, issued 5,455 shares of Series C Convertible Preferred Stock, with a fair value of approximately $330,000, issued 1,039,672 shares of Common Stock, with a fair value of approximately $1.8 million, and issued warrants to purchase 417,334 shares of Common Stock with a fair value of approximately $1.1 million for services provided in connection with the initial issuance and subsequent agreements with the holders of the Company's Series A and Series C Convertible Preferred Stock.

        During 1999 and 2000, the Company paid a total of $85,000 and $181,000, respectively, to a consulting firm owned by Richard Kaufman, a Director of the Company, and, as of May 2000, the Company's President and Chief Operating Officer, for services rendered in connection with the financing relating to the Company's acquisition of substantially all the assets and certain liabilities of DSI (the "DSI Acquisition"). The 2000 payment consisted of a $125,000 success fee and warrants to purchase 30,000 shares of Common Stock with a fair value of approximately $56,000.

        During 2000, the Company paid approximately $575,000 to Richard Prochnow, the seller of DSI and a beneficial owner of more than 5% of the Company's Common Stock, for consulting fees and expenses, and paid approximately $200,000 in property lease payments to a partnership of which Mr. Prochnow is a partner.

        On January 28, 2000 (the "Closing Date") the Company acquired substantially all of the assets and certain liabilities of DSI for approximately $27.6 million, including: (i) $25.0 million in cash paid to the seller; (ii) an agreement to loan $1.5 million to AmeriNet, Inc. ("AmeriNet") a company in which Mr. Prochnow holds a majority interest; and (iii) approximately $1.1 million in closing costs and fees.

        In connection with the DSI Acquisition, in June 1999, the Company issued 2,500,000 shares of Common Stock to Mr. Prochnow for a $2,500,000 principal amount promissory note (the "Note") bearing interest at a rate of 7.75% per annum payable on the earlier of December 31, 2000 and the Closing Date. On the Closing Date, the Company and Mr. Prochnow agreed to extend the maturity date of the Note to January 14, 2003 (except that the Note is mandatorily prepayable out of one-third of the net proceeds of any sale of Mr. Prochnow's Common Stock) and to rescind the requirement to pay interest on outstanding amounts not yet due. Instead, the amended Note provides for interest at 10% per annum, commencing on the date of any payment default. The Company also granted Mr. Prochnow the right (the "Prochnow Put") to sell up to 600,000 shares of Common Stock to the Company at $3.00 per share between January 15, 2001 and March 13, 2001, agreed to register 1,000,000 of the 2,500,000 shares by May 28, 2000 and released its lien on 600,000 shares.

        In February 2000, the Company decided not to exercise an option it held to acquire 50.1% of the outstanding stock of AmeriNet, but as a prerequisite to consummating the DSI Acquisition agreed to provide a $1.5 million credit facility to AmeriNet in addition to a $500,000 loan made during 1999. Mr. Prochnow owns 50% of the common stock of AmeriNet. Due to the uncertainty of AmeriNet's ability to repay any of the loans, the Company treated its commitment to provide additional funding to AmeriNet as an increase in the purchase price of DSI. Under the original terms of the AmeriNet credit facility (the "Loan Agreement"), the Company was obligated (1) to lend AmeriNet $100,000 per month for the ten months from March through December 2000, and (2) on or before July 28, 2000, to purchase for $500,000 a $500,000 principal amount note, bearing interest at the rate of eight percent (8%) per annum (the "RLP Note"), issued by AmeriNet to RLP Holdings L.P., an affiliate of Mr. Prochnow. The Company loaned AmeriNet an aggregate of $300,000 under the Loan Agreement.

        As of November 1, 2000, RLP sold the RLP Note to the Company in consideration for the issuance by the Company to RLP of 1,000,000 shares of Common Stock. The Company, Mr. Prochnow and AmeriNet also agreed to terminate the Company's obligation to make any further loans to AmeriNet under the Loan Agreement. The Company also agreed (i) to file a registration statement (the "Registration Statement") with the Securities and Exchange Commission as soon as reasonably practicable covering the 2,500,000 shares owned by Mr. Prochnow and the 1,000,000 shares owned by RLP, subject to the agreement of Mr. Prochnow and RLP, for a period of one year from the effective date of the Registration Statement, not to sell any more shares, in the aggregate, than Mr. Prochnow would be entitled to sell during such period in compliance with Rule 144(e)(1) under the Securities Act of 1933, as amended; and (ii) to extend the exercise period of the Prochnow Put from March 15, 2001 until the 180th day following the effective date of the Registration Statement.

        On January 28, 2000, in connection with the DSI Acquisition, Lancer Offshore, Inc. ("Lancer") purchased 1,900,000 shares of Common Stock, 20,000 shares of the Company's Series A Convertible Preferred Stock, par value $0.001 (the "Series A Shares"), constituting all of the issued and outstanding Series A Shares, and, as described below, 45,000 shares of its Series C Convertible Preferred Stock, par value $0.001 (the "Series C Shares"), for aggregate consideration of $6,500,000.

        The Series A Shares were initially redeemable at an aggregate redemption price of $100 per share (together with accrued dividends at a rate of 16% per annum). Since Series A Shares remained outstanding subsequent to February 27, 2000, the Company was required to issue to Lancer, as the holder of the Series A Shares, an aggregate of 16,125 shares of Common Stock per day for each day that the Series A Shares remained outstanding from February 28 through March 28, 2000 and 26,875 shares of Common Stock per day for each day that such Series A Shares remained outstanding after March 28, 2000. On March 21, 2000, Lancer agreed to extend the mandatory redemption date of the Series A Shares from March 28 to April 12, 2000 in consideration of the issuance to it of an aggregate of 275,000 shares of Common Stock.

        If the Series A Shares were not redeemed by the mandatory redemption date, the Company would have been required to issue, monthly in advance, five-year warrants to purchase 215,000 shares of Common Stock at an exercise price of $.10 per share, for each 30-day period such Series A Shares remained outstanding from and after such mandatory redemption date and the conversion price at which the Series A Shares were convertible into shares of Common Stock would have decreased from $2.00 to $0.10.

        On March 27, 2000, the Company issued to Lancer, in full satisfaction of its rights as holder of the Series A Shares, (i) an aggregate of 4,414,666 shares of Common Stock, including shares issuable upon conversion of all of the outstanding Series A Shares, accrued and unpaid dividends thereon and additional shares of Common Stock issued in consideration of Lancer's agreement to convert the Series A Shares; and (ii) (A) warrants to purchase 1,103,500 shares of Common Stock at an exercise price of $0.50 per share, and (B) warrants to purchase 1,103,500 shares of Common Stock at an exercise price of $1.00 per share.

        On January 28, 2000, also in connection with the DSI Acquisition, the Company issued 52,892 Series C Shares and 1,763,067 shares of Common Stock resulting in net proceeds to the Company totaling approximately $5.0 million. Lancer purchased 45,000 of the Series C Shares and 1,500,000 shares of such Common Stock for an aggregate purchase price of $4.5 million. In connection with such purchase, the Company also reduced the exercise price of 2,000,000 warrants previously issued to Lancer and an affiliate from $3.50 per share to $1.00 per share. On June 14, 2000, the Company issued and sold an additional 7,500 shares of Series C Convertible Preferred Stock, par value $.001, and 250,000 shares of Common Stock to Lancer for an aggregate purchase price of $750,000.

In connection with such issuance and sale, the Company agreed to reduce the exercise price of warrants to purchase 2,000,000 shares of Common Stock held by Lancer and an affiliate from $1.00 to $0.50 per share.

        The Company and the holders of the Series C Shares, including Lancer and Capital Research, entered into agreements in April, July and December 2000 and January 2001 pursuant to which the holders of the Series C Shares agreed to waive certain defaults and other rights granted to them in the Certificate of Designations covering the Series C Shares. Such holders received consideration for these waivers (in the form of shares of Common Stock, warrants and other rights) ratably in accordance with the respective pro rata ownership interests in the Series C Shares.

        Pursuant to an agreement among the Company and the holders of the Series C Shares, on February 15, 2001 the Company redeemed an aggregate of 22,992 Series C Shares (16,665 of which were owned by Lancer and 5,454.5 were owned by Capital Research) for an aggregate redemption price of $2,299,200 plus accrued and unpaid dividends through the redemption date of $122,300 (of which Lancer received a total of $1,738,417.81 and Capital Research received a total of $230,739.68); the holders converted all of the remaining Series C Shares into 3,946,250 shares of the Company's Common Stock (of which Lancer received 3,583,500 shares and Capital Research received 362,750 shares); and, in consideration of the agreement of the holders to convert the Series C Shares (which would otherwise have been mandatorily redeemable by the Company in full on February 15, 2001), the Company issued to the holders, pro rata in accordance with the number of Series C Shares converted by each of them, an aggregate of 666,400 additional shares of Common Stock (of which Lancer received 605,500 shares and Capital Research received 60,900 shares).

        The Company believes, based on its review of its stock ledger and information provided to it by its transfer agent, that as of March 1999 when it made its initial acquisition of securities of the Company, Lancer Offshore beneficially owned approximately 16.5% of the Company's Common Stock and Michael Lauer, in his capacity as a general partner of Lancer Partners (which also acquired beneficial ownership of approximately 16.5% of the Company's Common Stock in March 1999) and investment manager of Lancer Offshore, indirectly beneficially owned approximately 33% of the Company's Common Stock. As a result of the transactions described above, as of April 30, 2001, Lancer Offshore's beneficial ownership of the Common Stock increased to approximately 46.3%, and Mr. Lauer's indirect beneficial ownership of the Common Stock increased to approximately 50.2%. See "Principal Shareholders" below.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Cross Media Marketing's officers, directors and persons who are the beneficial owners of more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership of the Common Stock with the Commission. Officers, directors and beneficial owners of more than 10% of the Common Stock are required by Commission regulations to furnish Cross Media Marketing with copies of all Section 16(a) forms they file.

        Based on its review of the copies of such forms and certain written representations furnished to it, Cross Media Marketing believes that, with respect to the period from January 1 through December 31, 2000, (i) Richard Prochnow filed late Forms 3 disclosing his acquisitions of Common Stock (resulting in his becoming a 10% holder) in June 1999 and December 2000 and a late Form 4 disclosing the grant to him in January 2000 of the right to put 600,000 shares of Common Stock to the Company; (ii) Bruce Dorskind and Ken Lambert filed late Forms 3 disclosing their respective elections as directors of the Company; (iii) Ronald Altbach, Richard Kaufman and Ken Lambert filed late Forms 4 disclosing option grants received in March 2000; (iv) Ronald Altbach, Richard Kaufman and Tim S. Ledwick filed late Forms 4 disclosing option grants received in September 2000; (v) Bruce Dorskind filed a late Form 5 disclosing option grants received in March 2000; (vi) Andrew Nelson filed a late Form 3 disclosing his election as an executive officer of the Company and a late Form 4 disclosing option grants he received in November 2000; (vii) Michael Lauer, Lancer Partners and Lancer Offshore filed late Forms 5 disclosing additional acquisitions of capital stock of the Company in January 2000, March 2000, April 2000, June 2000 and July 2000, and conversion of preferred stock into Common Stock in March 2000; and (viii) all other executive officers, directors and beneficial owners of more than 10% of the Common Stock complied with applicable
Section 16(a) requirements.

Principal Shareholders

        The following table sets forth as of April 30, 2001 certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock, (ii) each of the Company's directors, (iii) each executive officer, and (iv) all of the Company's executive officers and directors as a group.

                                             Amount And Nature Of
Name And Address                             Beneficial               Percent
Of Beneficial Owner(1)                       Ownership(2)             Of Class
----------------------                       ------------             --------

Richard Prochnow                              3,500,000 (3)            9.8%
   2550 Heritage Court, Suite 106
   Atlanta, Georgia  30339

Michael Lauer                                 19,958,070 (4)          50.2%
   475 Steamboat Road
   Greenwich, Connecticut  06830

Capital Research Ltd.                         2,785,473 (5)            7.6%
   111 Veteran Square
   Media, Pennsylvania  19063-3212

Ronald Altbach                                1,846,667 (6)            5.1%

Lancer Offshore Inc.                          17,958,070 (7)          46.3%
   Kaya Flamboyan 9
   Curacao, Netherlands Antilles

Richard Cohen                                 251,000 (8)              *

Richard Kaufman                               335,000 (9)              *

Ken Lambert                                   150,000 (10)             *

Bruce Dorskind                                150,000 (11)             *

Polly Bauer                                   50,000 (12)              *

Tim S. Ledwick                                62,500 (13)              *

Andrew Nelson                                 20,833 (14)              *

Dennis Gougion
    2550 Heritage Court, Suite 106
    Atlanta, Georgia  30339                   150,000 (15)             *

Christopher Thompson                          25,606 (16)              *

All officers and directors as a group
(10 persons)                                  3,041,606                8.1%

--------------------
*       Less than 1%.

(1) Unless otherwise indicated, the address of each beneficial owner is in the care of Cross Media Marketing Corporation, 461 Fifth Avenue, 19th Floor, New York, NY 10019.

(2) Unless otherwise indicated and subject to applicable community property laws, Cross Media Marketing believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that may be acquired by such person within 60 days of April 30, 2001 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage of ownership is determined by assuming all options, warrants or convertible securities that are held by such person (but not held by any other person) and which are exercisable or convertible within 60 days of April 30, 2001 have been exercised or converted. Percent of Class (third column above) is based on 35,788,455 shares of Common Stock outstanding as of April 30, 2001 (including 1,026,500 shares of Common Stock that the Company was legally committed to issue as of that date but which had not yet been processed by the Company's transfer agent), as adjusted to give effect to the assumptions regarding conversion and exercise in the previous sentence.

(3) Includes 1,000,000 shares owned by RLP Holdings, L.P., of which Mr. Prochnow may be deemed a beneficial owner by virtue of his 93% ownership interest therein and his status as president of the 1% General Partner thereof.

(4) Includes shares owned by Lancer Offshore (see note 7) and 1,000,000 shares owned, and 1,000,000 shares issuable upon the exercise of warrants owned, by Lancer Partners, of which Mr. Lauer may be deemed a beneficial owner by virtue of his status as investment manager of Lancer Offshore and General Partner of Lancer Partners.

(5)  Includes 867,334 shares of Common Stock issuable upon exercise of warrants.

(6) Includes: (i) 475,000 shares of Common Stock owned by his wife; and (ii) 841,667 shares of Common Stock issuable upon exercise of stock options. Does not include 1,158,333 shares issuable upon exercise of stock options which vest more than 60 days from April 30, 2001.

(7) Includes 3,000,000 shares of Common Stock issuable upon exercise of warrants.

(8) Includes 200,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days. Does not include 20,000 shares of common stock issuable upon the exercise of stock options which vest more than 60 days from April 30, 2001.

(9) Includes 330,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days. Does not include 895,000 shares of Common Stock issuable upon the exercise of stock options which vest more than 60 days from April 30, 2001.

(10) Includes 150,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days.

(11) Includes 150,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days.

(12) Includes 50,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days. Does not include 50,000 shares of Common Stock issuable upon exercise of stock options which vest more than 60 days from April 30, 2001.

(13) Includes 62,500 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days. Does not include 237,500 shares of Common Stock issuable upon exercise of stock options which vest more than 60 days from April 30, 2001.

(14) Includes 20,833 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days. Does not include 104,167 shares of Common Stock issuable upon exercise of stock options which vest more than 60 days from April 30, 2001.

(15) Includes 150,000 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days.

(16) Includes 8,333 shares of Common Stock issuable upon exercise of stock options that are exercisable within 60 days and 16,056 shares of Common Stock issuable upon exercise of warrants that are exercisable within 60 days. Does not include 41,667 shares of Common Stock issuable upon exercise of stock options which vest more than 60 days from April 30, 2001.

                                  PROPOSAL TWO

    AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN TO INCREASE THE NUMBER
        OF SHARES AUTHORIZED FOR ISSUANCE AND MAKE CERTAIN OTHER CHANGES

General

        The Board of Directors has approved an amendment (the "Plan Amendment") to the 1998 Option Plan (the "Option Plan") to increase the number of shares of Common Stock available for issuance under the Option Plan from 6,500,000 shares to 8,000,000 shares. The Plan Amendment is being submitted to the shareholders for approval.

        The Board of Directors approved the Plan Amendment because substantially all of the shares available for issuance under the Option Plan are subject to outstanding options. In the past, the Company has granted an aggregate of 4,684,000 stock options to officers, directors, employees and consultants at exercise prices ranging from $0.01 to $6.375 per share. The Board of Directors believes that the ability to grant stock-based awards is important to the future success of the Company. The grant of stock options can motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of the Company. In addition, stock options can be valuable in recruiting and retaining personnel and providing incentives to its current employees. The increase in the number of shares available for awards under the Option Plan will enable the Company to continue to realize the benefits of granting stock-based compensation.

        The Plan Amendment is intended, in part, to increase the number of shares available under the Option Plan to an amount sufficient to allow the grant of the foregoing options. See also "Option Plan Amendment Benefits to Directors and Executive Officers."

        Under Section 162(m) of the Code, remuneration in excess of $1 million that is paid to certain "covered employees" of a publicly-held corporation (generally, the corporation's chief executive officer and its four most highly compensated employees other than the chief executive officer) is not deductible by the corporation. However, the deduction may be preserved under an exception for "performance-based compensation."

Summary of the Option Plan

Purpose

        The purpose of the Option Plan is to advance the interests of the Company and its shareholders by strengthening the Company's ability to obtain and retain the services of the types of employees, consultants, officers and directors who will contribute to the Company's long term success and to provide incentives which are linked directly to increases in stock value which will inure to the benefit of all shareholders of the Company.

        The Board of Directors approved the Option Plan in December 1998. The shareholders approved the Option Plan by written consent in April 1999 and approved certain amendments to the Option Plan at the 1999 Annual Meeting of Shareholders in September 1999 and at the 2000 Annual Meeting of Shareholders in September 2000.

Administration

        The Option Plan is administered by the Compensation Committee of the Board of Directors. The party administering the Option Plan is referred to as the "Administrator." Subject to the provisions of the Option Plan, the Administrator has full and final authority to (i) to select from among eligible directors, officers, employees and consultants, those persons to be granted awards under the Option Plan, (ii) to determine the type, size and terms of individual awards to be made to each person selected, (iii) to determine the time when awards will be granted and to establish objectives and conditions (including, without limitation, vesting and performance conditions), if any, for earning awards, (iv) to amend the terms or conditions of any outstanding award, subject to applicable legal restrictions and to the consent of the other party to such award, (v) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Option Plan, and (vii) to make any and all other determinations which the Administrator determines to be necessary or advisable in the administration of the Option Plan. The Administrator has full power and authority to administer and interpret the Plan and to adopt, amend and revoke such rules, regulations, agreements, guidelines and instruments for the administration of the Option Plan and for the conduct of its business as the Administrator deems necessary or advisable. No person shall receive Options representing more than 50% of the aggregate number of shares of Common Stock that may be issued under the Option Plan, and the aggregate number of shares of Common Stock that may be subject to Options granted to any person in a calendar year shall not exceed 2,000,000 shares.

Eligibility

        Options may be granted to persons selected by the Administrator in its discretion who are, at the time of grant, directors, officers, employees or consultants of the Company, or any of its subsidiaries (a "Participant"); provided, that, Incentive Stock Options may be granted only to individuals who are employees of the Company or any of its Subsidiaries.

Awards

        The Option Plan provides for the grant of stock options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986 as amended (the "Code") and stock options that are not intended to qualify as ISOs within the meaning of the Code ("NQOs") (collectively, "Options") in such amounts and subject to such terms and conditions as the Administrator shall in its discretion determine. Each Option award is evidenced by an "Option Agreement" containing such terms as the Administrator shall determine.

        Each ISO must be in compliance with each of the following conditions:

        1. The exercise period may not be more than 10 years from the date the ISO is granted (five years in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company).

        2. The exercise price per share of each ISO may not be less than 100% of the fair market value of a share of Common Stock on the date on which the ISO is granted (110% of the fair market value in the case of a 10% shareholder described in the previous paragraph).

        3. The aggregate fair market value of shares of Common Stock with respect to which ISOs are exercisable for the first time by an "optionee" during any calendar year (determined on the grant date) under all plans of the company and its affiliates may not exceed $100,000; the Options or portions thereof that exceed such limit shall be treated as NQOs.

        4. If the optionee's employment with the Company terminates, the optionee must exercise the ISO, to the extent it was exercisable at termination, within three months of termination.

        5. ISOs are exercisable during the lifetime of the person to whom the ISO is granted only by such person.

Payment

        The exercise price shall be paid, to the extent permitted by applicable law and regulations, in cash, with previously-owned Common Stock, by reducing the number of shares of Common Stock otherwise issuable pursuant to the award, according to a deferred payment or other arrangement, or in another form of legal consideration that may be acceptable to the Administrator.

Transferability

        Options granted under the Option Plan are not transferable by the Participant except by will or by the laws of descent and distribution.

Certain Corporate Changes

        Upon a change in capitalization of the Company, a stock dividend or split a merger or combination of shares and certain other similar events, the Option Plan provides for an adjustment in the number of shares of Common Stock available to be issued under the Option Plan, the maximum number of shares with respect to which Options may be granted to a participant in a year, and the number and exercise price-per-share of shares of Common Stock subject to Options.

Amendment and Termination

        The Board may at any time amend the Option Plan in whole or in part, provided that no such action may adversely affect any rights or obligations with respect to any outstanding Options.

        The Option Plan will terminate on the earlier of the date the Board terminates the Option Plan or December 31, 2007. Termination of the Option Plan will not terminate any outstanding Options.

Federal Income Tax Consequences for Stock Options

        The following is a general discussion of the principal tax considerations for both ISOs and NQOs and is based upon the tax laws and regulations of the United States existing as of the date hereof, all of which are subject to modification at any time. Various state laws may provide for tax consequences that vary significantly from those described below. In addition, tax consequences different from those described below may result in the event of the exercise of an option after termination of the participant's employment by reason of death.

        Incentive Stock Options

        In general, no income is recognized for federal income tax purposes by an optionee at the time the option is granted or exercised. The optionee will recognize capital gain or loss when the optionee disposes of his or her Common Stock, with treatment as a long- or short-term gain or loss being determined by the length of the holding period. Such gain or loss is generally measured by the difference between the exercise price of the option and the amount received for the Common Stock at the time of the disposition.

        However, if an optionee disposes of the Common Stock acquired upon exercise of an ISO within two years after grant of the option or within one year after acquiring the Common Stock, the disposition will be considered a "disqualifying disposition" and the treatment will be different. In such a case, the difference between the exercise price of the stock and the fair market value of the stock on the date of exercise will be treated as ordinary income, and any amount realized upon disposition of the Common Stock in excess of the fair market value of the shares on the date of exercise will be treated as capital gain.

        If an optionee uses shares acquired upon the exercise of an ISO to exercise another ISO, and the sale of the shares so surrendered for cash on the date of surrender would be a disqualifying disposition of such shares, the use of such shares to exercise an ISO also would constitute a disqualifying disposition.

        For purposes of calculating the "alternative minimum tax," the excess of the fair market value of the stock at the exercise date over the exercise price of the ISO is included in computing that year's alternative minimum taxable income, even though the exercise may not otherwise result in a taxable event.

        The Company is not entitled to a deduction as a result of the grant or exercise of an ISO. If the optionee has compensation taxable as ordinary income as a result of a disqualifying disposition, the Company shall be entitled to a deduction in an amount equal to the compensation income resulting from the disqualifying disposition in the taxable year of the Company in which the disqualifying disposition occurs.

        Nonqualified Stock Options

        No income is recognized by a holder of NQOs at the time of grant. In general, when shares of Common Stock are issued to a holder pursuant to exercise of an NQO, the holder will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The shares acquired by the optionee upon such exercise shall have a tax basis equal to the fair market value of the shares on the exercise date. Upon any subsequent sale of such shares, the optionee shall recognize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. Whether such gain or loss is characterized as long- or short-term will depend on the optionee's holding period.

        Generally, in connection with the exercise of an NQO, the Company will be entitled to a deduction for federal income tax purposes in the year and in the same amount as the optionee is considered to have realized ordinary income .

        In general, the "million-dollar limit" under Section 162(m) of the Code provides that, subject to certain exceptions, remuneration in excess of $1 million that is paid to certain "covered employees" of a publicly-held corporation (generally, the corporation's chief executive officer and its four most highly compensated employees other than the chief executive officer) shall not be deductible by the corporation. Grants of options under the Option Plan made by a committee comprised solely of two or more outside directors and the exercise price of which is equal to or greater than the fair market value of the Common Stock on the date of grant generally shall be eligible for an exception to the million-dollar limit applicable to certain qualified "performance-based compensation."

Required Vote

        The approval of the Plan Amendment requires the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote on this matter at the 2001 Annual Meeting. An abstention will be counted toward the tabulation of votes cast and will have the same effect as a vote against the proposal. A broker non-vote, however, will not be treated as a vote cast for or against approval of the proposal.

        The Board of Directors has adopted resolutions that set forth the Plan Amendment, declares the advisability of the Plan Amendment, and submits the Plan Amendment to the shareholders for approval. The Board recommends approval of the Plan Amendment by the shareholders.

                          REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists of Richard Cohen, Bruce Dorskind and Ken Lambert. Each member is "independent", as defined in
Section 121(A) of the American Stock Exchange's listing standards. Mr. Cohen is the chairman of the Audit Committee.

        The Audit Committee's specific responsibilities are set forth in its charter, which is attached as Appendix A to this Proxy Statement.

        As required by the charter, the Committee reviewed the Company's financial statements for the fiscal year ended December 31, 2000 and met with management and Grant Thornton LLP, the Company's independent accountants, to discuss the financial statements. The Committee also discussed with representatives of Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.

        The Committee received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Grant Thornton LLP its independence from the Company. The Committee also considered whether the provision of non-audit services by Grant Thornton LLP is compatible with its maintaining auditor independence.

        Based on these reviews and discussions and in reliance thereon, the Committee recommended to the Board of Directors that the audited financial statements for the Company be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.


                                                      Audit Committee

                                                      Richard Cohen (chairman)
                                                      Bruce Dorskind
                                                      Ken Lambert


 Audit Fees

        Grant Thornton LLP has billed the Company the following fees for professional services rendered in respect of the Company's fiscal year ended December 31, 2000:

        Audit Fees:                                              $  205,122
        Financial Information Systems Design and
          Implementation Fees:                                   $        -
        All Other Fees:                                          $   98,621

               The Audit Fees listed above were billed for services provided by Grant Thornton LLP in connection with its audit of the Company's financial statements for the fiscal year ended December 31, 2000 and the review of the financial statements included in the Company's Forms 10-QSB for that fiscal year. With respect to the amount listed above for All Other Fees, $6,646 of the total was billed for providing tax services and the remaining fees totaling $91,975 were billed for providing consulting services.

                                OTHER INFORMATION

                  SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

      Any shareholder who intends to present a proposal at the next Annual Meeting of Shareholders for inclusion in the Company's Proxy Statement and Proxy form relating to such Annual Meeting must submit such proposal to the Company at its principal executive offices by January 9, 2002.

                         INDEPENDENT PUBLIC ACCOUNTANTS

        Grant Thornton LLP, independent public accountants, were selected by the Board of Directors to serve as independent public accountants of the Company for the year ending December 31, 2001. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, and will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

                             SOLICITATION OF PROXIES

        The Company will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional material furnished to shareholders. In addition, the Company may reimburse certain persons for their costs of forwarding the proxy material to shareholders. The Company does not anticipate that it will be necessary to supplement its solicitation of proxies by mail with telephone, telegram or personal solicitation of proxies by directors, officers of employees of the Company. However, if such persons are called upon to solicit proxies on behalf of the Company, no additional compensation will be paid for any of such services.

                           INCORPORATION BY REFERENCE

        We incorporate by reference into this Proxy Statement the following information included in reports filed with the Securities and Exchange
Commission:

        Items 6 (Management's Discussion And Analysis of Financial Condition and Results of Operations) and 7 (Financial Statements) included in our Annual Report on Form 10-KSB for the year ended December 31, 2000.

        A copy of our 2000 Form 10-KSB, including financial statements thereto, is being mailed to each shareholder with this Proxy Statement. We will provide a copy of the exhibits to such Form 10-KSB to any shareholder of record on May 1, 2001, and any beneficial shareholder on that date, upon receipt of a written request therefor mailed to our offices, 461 Fifth Avenue, 19th Floor, New York, New York 10019, Attention: Secretary. A fee will be charged for the reproduction of such exhibits.

                             ADDITIONAL INFORMATION

        The Company files reports and other information with the Securities and Exchange Commission. Copies of these documents may be obtained at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Company's SEC filings are also available from commercial document retrieval services or on the SEC's web site at http://www.sec.gov. Shareholders may also request a copy of the Company's financial reports filed with the SEC by contacting the Company's Secretary at 461 Fifth Avenue, 19th Floor, New York, New York 10019, telephone number (212) 457-1200.

                                         On behalf of the Board of Directors




                                         Ronald Altbach
                                         Chairman of the Board and Chief
                                         Executive Officer


New York, New York
May 14, 2001

                                                                      Appendix A


                             Audit Committee Charter

This Audit Committee Charter ("Charter") has been adopted by the Board of Directors (the "Board") of Symposium Corporation (the "Company"). The Audit Committee of the Board (the "Committee") shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Role and Independence; Organization

The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company's internal and external auditors. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, all as set forth in the applicable rules of the American Stock Exchange LLC. The Committee shall maintain free and open communication (including private executive sessions at least annually) with the independent auditors, the internal auditors, and Company management. In discharging its oversight role, the Committee shall have full access to all Company books, records, facilities, personal and outside professionals. The Committee may retain special legal, accounting or other consultants as advisors.

One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

Responsibilities

The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company's accounting, financial and auditing practices than do Committee members; accordingly the Committee's oversight role does not provide any expert or special assurance as to the Company's financial statements or any certification as to the work of the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between the independent auditors and management or to assure compliance with laws and regulations.

Although the Board and the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

     o Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company, which auditors are ultimately accountable to and where appropriate, replaceable by the Board and the Committee, as representatives of the shareholders.

     o Evaluating, together with the Board, the performance of the independent auditors and, where appropriate, recommending the replacement of such auditors.

     o Annually obtaining from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors and shall recommend that the Board take appropriate actions to oversee the auditors' independence.

     o Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting. Such discussions may include a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of audit adjustments (whether or not recorded), review of risk exposures that may have a material impact on the Company's financial statements and the steps management has taken to monitor and control such exposures, and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on its review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-KSB (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-KSB).

     o Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

     o Overseeing the relationship with the independent auditors, including discussing with the auditors the planning and staffing of the audit and the nature and rigor of the audit process, receiving and reviewing audit reports, reviewing with the auditors any problems or difficulties the auditors may have encountered in carrying out their responsibilities and any management letters provided by the auditors and the Company's response to such letters, and providing the auditors full access to the Committee and the Board to report on all appropriate matters.

     o Reviewing significant changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

     o Reviewing and approving the fees to be paid to the independent auditors.

     o Reviewing with management and the independent auditors the interim financial information prior to the Company's filing of each Form 10-QSB; this review shall be done by the Committee as a whole or through the Committee chair.

     o Discussing with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, plans, results, budget and staffing, as well as providing oversight to internal audit activities, including review of significant reports prepared by the internal auditors, and management's response.

     o Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

                                      PROXY

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                        CROSS MEDIA MARKETING CORPORATION

        The undersigned, a shareholder of Cross Media Marketing Corporation, a Delaware corporation (the "Company"), hereby appoints Ronald Altbach and Richard Kaufman, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 6, 2001, and any adjournments thereof, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

        The Board of Directors recommends a WITH vote on Proposal ONE, and a FOR vote on Proposal Two.

1.      ELECTION OF DIRECTORS, as provided in the Company's Proxy Statement.

        |_|  WITH     |_|  WITHOUT THE AUTHORITY TO VOTE FOR THE NOMINEES
                           LISTED BELOW

        (INSTRUCTIONS: TO WITHHOLD AUTHORITY FOR A NOMINEE, LINE THROUGH, OR
         OTHERWISE STRIKE OUT, THE NAME BELOW.)

        Ronald Altbach
        Richard Kaufman
        Richard Cohen
        Bruce Dorskind
        Ken Lambert

2.      APPROVAL OF AMENDMENT TO THE 1998 STOCK OPTION PLAN.

        FOR |_|       AGAINST |_|           ABSTAIN |_|

        The undersigned hereby revokes any other proxy to vote at such Meeting, and hereby ratifies and confirms all that said proxy may lawfully do by virtue hereof. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS BEST JUDGMENT.

        This proxy will be voted in accordance with the instructions as set forth above. THIS PROXY WILL BE CREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF THE DIRECTORS NAMED ABOVE, FOR THE AMENDMENT TO THE 1998 STOCK OPTION PLAN AND AS SAID PROXY SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING, UNLESS OTHERWISE DIRECTED.

IMPORTANT: Please sign name exactly as it appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorizing officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE                                          Date
         -----------------------------------            ------------------------


SIGNATURE                                          Date
         -----------------------------------            ------------------------

Note: Please sign, date and return promptly in the enclosed envelope, which requires no postage if mailed in the United States.